UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Noodles & Company
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March 19, 2020

To Our Stockholders:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders of Noodles & Company at the offices of the Company at 520 Zang Street, Suite D, Broomfield, Colorado, on April 30, 2020, at 1:00 p.m. local time.
The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote is important. Please cast your vote as soon as possible over the Internet, by telephone, or, if you received a paper copy of the proxy materials, by completing and returning the enclosed proxy card in the postage-prepaid envelope so that your shares are represented. Your vote will mean that you are represented at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.
We look forward to seeing you at the meeting.

Sincerely,
Dave Boennighausen
Chief Executive Officer

NOODLES & COMPANY
520 ZANG STREET, SUITE D
BROOMFIELD, COLORADO 80021

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Stockholders of Noodles & Company (the “Company”) will be held at the offices of the Company at 520 Zang Street, Suite D, Broomfield, Colorado, on April 30, 2020, at 1:00 p.m. local time, for the following purposes:

1.
To elect the two directors named in the Proxy Statement as Class I directors of the Company, each to serve for three years and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

2.	To approve, on an advisory (non-binding) basis, the compensation of our named executive officers.

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 29, 2020.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
Only stockholders of record at the close of business on March 3, 2020 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. We expect to mail a notice of Internet availability of proxy materials (the “Notice”) to our stockholders on or about March 19, 2020. The Notice contains instructions on how to access our proxy materials over the Internet and how to vote by going to a secure website. If you did not receive such a Notice, you may elect to receive future notices, proxy materials and annual reports electronically through the Internet by following the instructions in this Proxy Statement.

By Order of the Board of Directors

Melissa Heidman,
Executive Vice President, General Counsel & Secretary
Broomfield, Colorado
March 19, 2020

Whether or not you expect to attend the meeting, please vote via the Internet, by telephone, or, if you received a paper copy of the proxy materials, by completing, dating, signing and promptly returning the accompanying proxy card in the enclosed postage-paid envelope so that your shares may be represented at the meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON APRIL 30, 2020:
THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT
www.proxypush.com/NDLS

Noodles & Company
Proxy Statement
For the Annual Meeting of Stockholders
To Be Held on April 30, 2020

NOODLES & COMPANY
520 ZANG STREET, SUITE D, BROOMFIELD, COLORADO 80021
PROXY STATEMENT
March 19, 2020

THE MEETING
The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Noodles & Company, a Delaware corporation (the “Company”), for use at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of the Company at 520 Zang Street, Suite D, Broomfield, Colorado, on April 30, 2020, at 1:00 p.m. local time. The Notice, the Proxy Statement, the form of proxy and the Annual Report were first made available to stockholders on or about March 19, 2020. Electronic copies of this Proxy Statement, form of proxy and Annual Report are available at investor.noodles.com and www.proxypush.com/NDLS.
Voting Rights, Quorum and Required Vote
Only holders of record of our Class A and Class B common stock (“common stock”) at the close of business on March 3, 2020, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on March 3, 2020, we had 44,144,688 shares of Class A common stock outstanding and entitled to vote. There are currently no shares of Class B common stock outstanding and none were outstanding on the record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority in voting power of all issued and outstanding stock entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Abstentions and “broker non-votes” (described below) will be counted in determining whether there is a quorum.
Proposal No. 1—Election of Directors—directors will be elected by a plurality of the votes of the shares of common stock cast at the Annual Meeting, which means that the two nominees receiving the highest number of “for” votes will be elected. Withheld votes and broker non-votes (as defined below) will have no effect on this Proposal No. 1.
Proposal No. 2—Approval, on an Advisory (Non-Binding) Basis, of our Named Executive Officers’ Compensation—requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstentions will count the same as votes against Proposal No. 2. Broker non-votes will have no effect on this Proposal No. 2.
Proposal No. 3—Ratification of Appointment of Independent Registered Public Accounting Firm for the Year Ending December 29, 2020—requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstentions will count the same as votes against this Proposal No. 3. Since this is a “routine” proposal, there should be no broker non-votes with respect to this Proposal No. 3.
Internet Availability of Proxy Materials
We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) that permits companies to furnish their proxy materials over the Internet. As a result, we are mailing the Notice instead of a paper copy of the proxy materials. All stockholders receiving the Notice will have the ability to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains information on how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis.

Voting Your Shares
If you are a registered holder, meaning that you hold our stock directly (not through a bank, broker or other nominee), you may vote in person at the Annual Meeting, via telephone, or electronically through the Internet by following the instructions included in the Notice or the proxy card, as applicable, or, if you receive a paper copy of the proxy materials, by completing, dating and signing the accompanying proxy card and promptly returning it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted in accordance with the Board’s recommendations as follows: as votes “for” Proposal No. 2 and Proposal No. 3 and, in the case of the election of the Class I directors, as a vote “for” election to Class I of the Board of each of the nominees presented by the Board in Proposal No. 1.
If your shares are held through a bank, broker or other nominee, you are considered the beneficial owner of those shares. You may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that nominee. You must obtain a legal proxy from the nominee that holds your shares if you wish to vote in person at the Annual Meeting. If you do not provide your broker with a properly executed voting instructions form in advance of the Annual Meeting, New York Stock Exchange rules grant your broker discretionary authority to vote only on “routine” proposals. The ratification of the appointment of the independent registered public accounting firm in Proposal No. 3 is the only item on the agenda for the Annual Meeting that is considered routine. Where a proposal is not “routine,” a broker who has received no properly executed voting instructions form from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal, and the unvoted shares are referred to as “broker non-votes.”
In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the Chairman of the Annual Meeting may adjourn the Annual Meeting to permit further solicitations of proxies.
The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.
Expenses of Solicitation
The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by the Company. Following the original mailing of the Notice, proxies and other soliciting materials, the Company and/or its agents may also solicit proxies in person, by telephone or email. Following the original mailing of the Notice, proxies and other soliciting materials, the Company will request that banks, brokers and other nominees forward copies of the Notice to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers and other nominees for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.
Revocability of Proxies
Any person submitting a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked by a subsequent vote or proxy that is submitted via telephone or Internet, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. In order for beneficial owners to change any of your previously provided voting instructions, you must contact your bank, broker or other nominee directly.
Delivery of Documents to Stockholders Sharing an Address
We have adopted a procedure approved by the SEC called “householding” under which multiple stockholders who share the same address will receive only one copy of the Notice, the Annual Report, the Proxy Statement, and the proxy card, unless we receive contrary instructions from one or more of the stockholders. If you wish to opt out of householding and receive multiple copies of the Notice at the same address, or if you have previously opted out and wish to participate in householding, you may do so by notifying us by telephone at 720-214-4132, by mail at Noodles & Company at, 520 Zang Street, Suite D, Broomfield, CO 80021, or by email at investorrelations@noodles.com, and we will promptly deliver the requested materials. You also may request additional copies of the proxy materials by notifying us in writing or by telephone at the same address, email address, or telephone number. Brokerage firms and banks are also entitled to household. Stockholders with shares registered in the name of a brokerage firm or bank should contact their brokerage firm or bank to request information about householding or to opt in or out of householding.

On or about March 19, 2020, we expect to mail or email some of our stockholders the Notice. If you receive the Notice and would prefer to receive paper copies of the proxy materials on a going forward basis, please follow the instructions in the Notice (or the voting instructions card provided by your brokerage firm or bank).

PROPOSAL NO. 1—ELECTION OF DIRECTORS
The Board of Directors is presently comprised of seven members, who are divided into three classes, Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term.
Each of the nominees for election to Class I is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve for three years expiring at the 2023 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If any of the nominees is unable or unwilling to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), the stockholders may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the stockholders may vote for just the remaining nominees, leaving a vacancy that may be filled at a later date by the Board, or the Board may reduce the size of the Board.
The names of the nominees for election as Class I directors at the Annual Meeting and of the incumbent Class II and Class III directors, and certain information about them, including their ages, as of March 19, 2020, are included below.

	Class	Age	Position	Year Elected Director	Current Term Expires	Expiration of Term for which Nominated
Nominees
Mary Egan (1)(3)	I	52	Director	2017	2020	2023
Robert Hartnett (1)(2)	I	68	Director	2016	2020	2023

Continuing Directors
Jeffrey Jones (1)(2)(3)(4)	II	58	Chairman	2013	2021
Drew Madsen (2)(3)	II	63	Director	2017	2021
Andrew Taub	II	51	Director	2010	2021
Dave Boennighausen	III	42	Chief Executive Officer and Director	2015	2022
Elisa Schreiber	III	41	Director	2019	2022
________________________

(1)	Serves on the Audit Committee.

(2)	Serves on the Compensation Committee.

(3)	Serves on the Nominating and Corporate Governance Committee.

(4)	Chairman of the Board of Directors.

Nominees for Election as Class I Directors

Mary Egan has been a member of our Board of Directors since September 2017. Ms. Egan founded, and served as Chief Executive Officer (“CEO”) of Gatheredtable, a consumer software as a service (“SAAS”) company offering customized meal planning, from 2013 until the technology platform was sold to a strategic buyer in 2018. From 2010 to 2012 Ms. Egan served as Head of Global Strategy and Corporate Development for Starbucks Corporation (Nasdaq: SBUX), a global coffee retailer. At Starbucks, Ms. Egan partnered with the senior leadership team to develop and execute corporate strategy, and led many successful strategic initiatives focusing on cost reduction, developing markets, digital and food. Ms. Egan was a Managing Director at The Boston Consulting Group (“BCG”), a global management consulting firm from 1997 to 2010 where she partnered with CEO’s and boards of leading consumer brands to conceive and successfully drive aggressive growth strategies. While at BCG, she was a frequent global speaker on consumer-centric growth, and was featured in many news outlets, including The Wall Street Journal and The New York Times. Ms. Egan also serves on the Board of Directors of American Campus Communities (NYSE:ACC) where she serves on the strategic planning committee. Ms. Egan holds a BA from Barnard College, Columbia University, an MSEd from Bank Street Graduate School of Education and an MBA from Columbia Business School. Ms. Egan brings to our Board a broad range of experience in consumer-centric growth strategy and execution, as well as marketing and brand expertise.
Robert Hartnett has been a member of our Board of Directors since July 2016.  He has over 40 years of restaurant industry experience.  Most recently he served as CEO for Houlihan’s Restaurants, Inc. (“Houlihan’s”), a national operator and franchisor of fine dining and casual dining restaurants, a position that he held from 2001 until successfully negotiating the sale of that company in 2015.  During his tenure at Houlihan’s, Mr. Hartnett successfully re-invented and revitalized the Houlihan’s brand.  Prior to joining Houlihan’s, Mr. Hartnett served as President, CEO and Chairman of Einstein Noah Restaurant Group Inc. (“Einstein’s”), a national operator and franchisor of fast casual bagel restaurants. In addition, he has owned and operated Einstein Bros. and Boston Market franchise restaurants and has served as President of Bennigan’s Restaurants, a multi-unit casual dining operator.  Mr. Hartnett holds a BA in Accounting from Lamar University. Mr. Hartnett brings to our Board of Directors a wealth of experience in restaurant operations and restaurant brand development.
Continuing Directors

Jeffrey Jones has been a member of our Board of Directors since September 2013 and he has served as Chairman since September 2019. Prior to becoming Chairman, Mr. Jones served as our lead independent director. From 2003 to 2012, Mr. Jones served as the Chief Financial Officer (“CFO”) for Vail Resorts, Inc. (NYSE: MTN), a publicly held resort management company, and also served as a member of the board of directors of Vail Resorts, Inc. from 2008 through 2012. In addition, later in his tenure at Vail Resorts, Inc., Mr. Jones served as President - Lodging, Retail and Real Estate. Mr. Jones is currently a member of the board of directors of Hershey Entertainment and Resorts, where he is the lead independent director and is the chair of the audit and finance committee and is a member of the compensation committee, Summit Hotel Properties, Inc. (NYSE:INN), where he is the lead independent director and chair of the audit committee and a member of the compensation committee, and ClubCorp. He is also a member of the US Bank Advisory Board and is a member of the board at the Leeds School of Business, University of Colorado at Boulder. Prior to joining Vail Resorts, Mr. Jones held CFO positions with Clark Retail Enterprises and Lids Corporation. Mr. Jones received a BA in Accounting and American Studies from Mercyhurst University (f/k/a Mercyhurst College) and is a member of the AICPA. Mr. Jones brings to our Board of Directors significant public and private company experience including overall financial, operations and strategic development experience. Additionally, his board experience includes significant audit committee roles.
Drew Madsen has been a member of our Board of Directors since September 2017. From May 2015 to December 2016 Mr. Madsen served as President of Panera Bread Company, a national operator and franchisor of fast casual bakery cafés, where he helped guide the brand to industry leadership positions in clean food, digital ordering/payment and delivery. From October 2014 to March 2015 Mr. Madsen was President and Chief Operating Officer of the Norwegian Cruise Line division of Norwegian Cruise Line Holdings Ltd. From 2005 to 2013 he was President and Chief Operating Officer, and a member of the board of directors, of Darden Restaurants, Inc. Mr. Madsen began his career at General Mills with various positions in brand management including serving as Vice President of Marketing. He holds an MBA with Distinction from the University of Michigan and earned a bachelor’s degree, magna cum laude, from DePauw University, where he was a member of the Phi Beta Kappa Society. Mr. Madsen brings to our Board significant experience in restaurant operations and brand management.
Andrew Taub has been a member of our Board of Directors since December 2010. Mr. Taub is a Managing Partner at L Catterton. He joined L Catterton in 1996 and served as a Vice President and Principal prior to becoming a Partner in the firm. L Catterton has been an investor in the Company since 2010. Mr. Taub was selected as a member of our Board of Directors pursuant to a stockholder agreement which is discussed further in the “Transactions with Related Persons” section of this Proxy Statement. Mr. Taub has helped capitalize and grow over a dozen consumer companies, including restaurants, retail, food and beverage and marketing services. Prior to joining L Catterton, he spent three years as Vice President of Nantucket Holding Company, a merchant bank specializing in the acquisition and management of troubled companies, as well as the consolidation of fragmented industries. Previously he worked in Mergers and Acquisitions at Dean Witter Reynolds and Coopers & Lybrand. Mr. Taub received a BA from the University of Michigan and an MBA from Columbia Business School. Mr. Taub brings to our Board of Directors expertise in the retail and consumer industry.
Dave Boennighausen has served as our CEO since June 2017 and as interim CEO from July 2016 through June 2017. He has been a member of our Board of Directors since August 2015. Mr. Boennighausen served as our CFO from July 2012 through his appointment as permanent CEO in June 2017. He has held various roles at the Company, including Vice President of Finance and Executive Vice President of Finance, since joining the Company in 2004. He began his career with May Department Stores. He holds an MBA from the Stanford Graduate School of Business and received a BS degree in Finance and Marketing from Truman State University. Mr. Boennighausen brings to our Board of Directors leadership skills, financial experience and strategic guidance.
Elisa Schreiber has been a member of our board of directors since December 2019. Since December 2014, Ms. Schreiber has served as the marketing partner at Greylock Partners, an early-stage venture capital firm headquartered in Silicon Valley, where she supports the firm’s portfolio companies with strategic marketing and communications counsel as they scale from seed stage to publicly-traded. From 2010 to 2013, Ms. Schreiber led the global communications team at Hulu, a premium entertainment streaming service, during a period of hyper-growth for the company. Ms. Schreiber is on the advisory board for All Rise, a non-profit dedicated to accelerating the success of female funders and founders in technology by improving the success of women in the venture-backed tech ecosystem. Ms. Schreiber earned her MBA from the University of Southern California Marshall School of Business, as well as her BA in Communications & Media Studies and her BA in Visual Arts at the University of California, San Diego. Ms. Schreiber brings extensive business experience in marketing and communications, with particular emphasis on emerging technologies, to our Board.

The Board of Directors recommends a vote FOR the election of each of the Class I director nominees listed above.

Directors and Corporate Governance
Board Composition
Our Board of Directors currently consists of seven members.
In accordance with the amended and restated certificate of incorporation and the amended and restated bylaws, our Board of Directors is divided into three classes with staggered three-year terms. The authorized number of directors may be changed pursuant to the Company’s bylaws by resolution of the Board of Directors. Our directors are divided among the three classes as follows:

•	Current Class I directors are Mary Egan and Robert Hartnett, whose terms will expire at this Annual Meeting of Stockholders.

•	Current Class II directors are Jeffrey Jones, Drew Madsen and Andrew Taub, whose terms will expire at the 2021 Annual Meeting.

•	Current Class III directors are Dave Boennighausen and Elisa Schreiber, whose terms will expire at the 2022 Annual Meeting of Stockholders.
Directors for a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.
Board Independence
Under the listing requirements and Nasdaq rules, independent directors must comprise a majority of a listed company’s Board of Directors. Our Principles of Corporate Governance (the “Principles”) provide that an “independent” director is a director who meets the Nasdaq definition of independence and the Principles also provide that, under applicable Nasdaq rules, the members of each of the Audit and Compensation Committees are subject to additional, heightened independence criteria applicable to directors serving on these committees. Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each director (both generally, and, where applicable, under heightened independence criteria applicable to certain committees). Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined, based on the recommendation of our Nominating and Corporate Governance Committee, that each of Messrs. Hartnett, Jones, Madsen and Taub, Ms. Egan and Ms. Schreiber was “independent” under Nasdaq rules. In addition, the Board determined that each of Messrs. Scott Dahnke, Francois Dufresne and Thomas Lynch, each of whom served on the Board during a portion of 2019, were independent during the period they served on the Board. In making the independence determinations, our Board of Directors assessed the current and prior relationships of each non-employee director and all other relevant facts and circumstances, including the beneficial ownership of our capital stock by each non-employee director and Messrs. Dahnke’s, Taub’s and Dufresne’s affiliations with equity investors in the Company. Based on these assessments, for each director deemed to be independent, our Board of Directors made a determination that, because of the nature of the director’s relationships and/or the amounts involved, each director deemed to be independent had no relationships with our company or our management that, in the judgment of the Board, would impair the director’s independence.
Leadership Structure
The Board does not have a policy regarding the separation of the roles of Chairman and CEO and believes that it is in the best interest of the Company and its stockholders for the Board periodically to evaluate and make a determination regarding whether or not to separate the roles of Chairman and CEO based upon the circumstances.
The Board has determined that separating the roles of Chairman and CEO is the most effective leadership structure for the Company at this time. The Board believes that the separation of Chairman and CEO duties allows Mr. Jones, who serves as our Chairman, to better focus on active leadership of the Board, while allowing Mr. Boennighausen to better focus on day-to-day operations of the Company and corporate strategy. In addition, the Board believes that its leadership structure as described above provides an effective framework for addressing the risks facing our company, as discussed in greater detail below under “The Board’s Role in Risk Oversight.”
Among others, the Chairman’s duties and responsibilities include:

•	presiding at meetings of the Board and stockholders;

•	facilitating communication between the Board and the Company’s management;

•	assisting the CEO in formulating long-term strategy;

•	coordinating agendas and schedules for Board meetings, information flow to the Board and other matters pertinent to the Company and the Board;

•	presiding at executive sessions of the independent directors; and

•	being available for consultation and communication with major stockholders as appropriate.
Executive Sessions of Independent Directors
In order to promote open discussion among independent directors, our Board of Directors has a policy of conducting executive sessions of independent directors during each regularly scheduled Board meeting and at such other times as may be requested by an independent director. These executive sessions are chaired by our Chairman. Our Chairman provides feedback to our CEO, as needed, promptly after each executive session.
Principles of Corporate Governance
Our Principles of Corporate Governance are available on our website at investor.noodles.com/corporate-governance.cfm.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of our officers and employees, including our CEO and CFO and those officers and employees responsible for financial reporting. We have also adopted a director code of business conduct and ethics that applies to our directors. Our codes of business conduct and ethics are posted on the investor relations section of our website at investor.noodles.com. We intend to disclose future amendments to our codes of business conduct and ethics, and any waivers of their provisions that we grant to our executive officers and directors, on our website within four business days following the date of the amendment or waiver.

Anti-Hedging Policy

The Company’s Insider Trading Policy provides that directors, officers and employees of the Company may not engage in: (a) short-term trading (generally defined as selling Company securities within six months following a purchase); (b) short sales (selling Company securities the seller does not own); (c) transactions involving publicly traded options or other derivatives, such as trading in puts or calls in Company securities; or (d) hedging transactions. The foregoing restrictions also apply to immediate family members of directors, officers and employees, which consist of any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and any person (other than a tenant or employee) sharing the household of the director, officer or employee.
Board Meetings
During 2019, the Board of Directors held six meetings. Each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during the period in 2019 that such director served and the total number of meetings held by any of the committees of the Board of Directors on which such director served during such period.
The Board’s Role in Risk Oversight
The Board of Directors oversees the Company’s risk management process. The Board oversees a Company-wide approach to risk management, designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. The Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company and reviews the steps taken by management to manage those risks. The Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategy that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. Pursuant to this structure, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/compliance, operational/strategic, health and safety, and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including acquisitions and financial matters.
While the Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee reviews and discusses the Company’s practices with respect to risk assessment and risk management. The Audit Committee also focuses on financial risk, including internal controls, and discusses the Company’s risk profile with the Company’s independent registered public accounting firm. In addition, the Audit Committee oversees the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s codes of conduct and policies and procedures for monitoring compliance. The Audit Committee also receives regular reports on the Company’s cybersecurity compliance and risk management practices, including its compliance with the Payment Card Industry (PCI) Data Security Standard (DSS), its implementation of data security solutions and risk evaluation, and its insurance coverages. The Compensation Committee periodically reviews compensation practices and policies to determine whether they encourage excessive risk taking, including an annual review of management’s assessment of the risk associated with the Company’s compensation programs covering its employees, including executives, and discusses the concept of risk as it relates to the Company’s compensation programs. Management regularly reports on applicable risks to the relevant committee or the Board, as appropriate, including reports on significant Company projects, with additional review or reporting on risks being conducted as needed or as requested by the Board and its committees.
Board Committees
Audit Committee
Our Audit Committee, which met four times in 2019, is currently composed of Mary Egan, Robert Hartnett and Jeffrey Jones, each of whom is a non-employee, independent member of our Board of Directors. Mr. Jones is the Chairman of the Audit Committee and our Audit Committee financial expert, as currently defined under SEC rules. Each member of the Audit Committee meets the requirements for financial literacy under the applicable Nasdaq rules. All of our Audit Committee members meet the additional, heightened independence criteria applicable to directors serving on the Audit Committee under Nasdaq rules and SEC rules.
The Audit Committee operates under a written charter, available on our website at investor.noodles.com/corporate-governance.cfm, that satisfies the applicable standards of the SEC and the listing requirements of Nasdaq, and oversees our corporate accounting and financial reporting process. The Audit Committee conducts its activities in a manner designed to emphasize the importance of an environment that supports integrity in the financial reporting process.
The Audit Committee’s responsibilities include, but are not limited to:

•	appointing, compensating, retaining and overseeing our independent registered public accounting firm and evaluating its performance;

•
approving in advance all audit and permissible non-audit services to be provided by the outside auditor, and establishing policies and procedures for the pre-approval of audit and permissible non-audit services to be provided by the outside auditor;

•
at least annually, reviewing the independence of the outside auditor and, consistent with rules of the Public Company Accounting Oversight Board (“PCAOB”), obtaining and reviewing reports by the outside auditor describing any relationships between the outside auditor, and the Company or individuals in financial reporting oversight roles at the Company, that may reasonably be thought to bear on the outside auditor’s independence and discussing with the outside auditor the potential effects of any such relationships on independence;

•	at least annually, obtaining and reviewing a report by the outside auditor describing, among other things, its internal quality-control procedures;

•
meeting to review and discuss with management and the outside auditor the annual audited and quarterly financial statements of the Company and the independent auditor’s reports related to the financial statements;

•
receiving reports from the outside auditor and management regarding, and reviewing and discussing the adequacy and effectiveness of, the Company’s internal controls, including any significant deficiencies in internal controls and significant changes in internal controls reported to the Audit Committee by the outside auditor or management;

•	receiving reports from management regarding, and reviewing and discussing the adequacy and effectiveness of, the Company’s disclosure controls and procedures;

•	reviewing and discussing earnings press releases, and corporate practices with respect to earnings press releases and financial information and earnings guidance provided to analysts;

•
overseeing the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s Codes of Business Conduct and Ethics and the Company’s policies and procedures for monitoring compliance;

•	reviewing and discussing the Company’s practices with respect to risk assessment and risk management;

•	establishing and overseeing procedures for handling reports of potential misconduct; and

•	establishing and periodically reviewing policies and procedures for the review, approval and ratification of related party transactions.

Compensation Committee

Our Compensation Committee, which met six times in 2019, is currently composed of Robert Hartnett, Jeffrey Jones and Drew Madsen, each of whom is a non-employee, independent member of our Board of Directors. Scott Dahnke and Francois Dufresne served as members of the Compensation Committee in 2019 until the 2019 Annual Meeting of Stockholders on May 15, 2019 and until his resignation from our Board on March 4, 2019, respectively. Mr. Hartnett serves as Chairman of the Compensation Committee. The Compensation Committee operates under a written charter, available on our website at investor.noodles.com/corporate-governance.cfm, that satisfies the applicable standards of the SEC and Nasdaq. The Compensation Committee’s responsibilities include, but are not limited to:

•
overseeing the Company’s overall compensation philosophy, policies and programs, and assessing whether the Company’s compensation philosophy establishes appropriate incentives for management and employees;

•
reviewing and approving corporate goals and objectives relevant to the compensation of the CEO, evaluating the CEO’s performance in light of those goals and objectives, set the CEO’s compensation level based on this evaluation, and approve the grant of equity awards to the CEO;

•	setting the compensation of other executive officers based upon the recommendation of the CEO and approve the grant of equity awards to such executive officers;

•	administering and making recommendations to the Board with respect to the Company’s incentive compensation and equity-based compensation plans that are subject to Board approval;

•	approving the terms and grant of equity awards for executive officers;

•	reviewing and approving the design of other benefit plans pertaining to executive officers;

•	approving, and amending or modifying, terms of other compensation and benefit plans as appropriate;

•	reviewing and recommending to the Board employment and severance arrangements for executive officers, including employment agreements and change-in-control provisions, plans or agreements;

•	annually reviewing the compensation of directors for service on the Board and its committees and recommending changes in compensation to the Board as appropriate;

•	overseeing the assessment of risks related to the Company’s compensation policies and programs; and

•	annually reviewing an assessment of any potential conflicts of interest raised by the work of any compensation consultants.

Pursuant to the terms of its charter, the Compensation Committee may delegate its duties and responsibilities to one or more subcommittees, consisting of not less than two members of the Committee.

Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee is, or has at any time been, an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee. No directors served on the Compensation Committee in 2019 other than Messrs. Dahnke, Dufresne, Hartnett, Jones and Madsen. Messrs. Dahnke and Dufresne served on the Board until the 2019 Annual Meeting of Stockholders, in the case of Mr. Dahnke, and until his resignation on March 4, 2019, in the case of Mr. Dufresne.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee, which met four times in 2019, is currently composed of Mary Egan, Jeffrey Jones and Drew Madsen, each of whom is a non-employee, independent member of our Board of Directors. Messrs. Dahnke and Dufresne served as members of the Nominating and Corporate Governance Committee in 2019 until the 2019 Annual Meeting of Stockholders, in the case of Mr. Dahnke, and until his resignation on March 4, 2019, in the case of Mr. Dufresne. Ms. Egan serves as Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee operates under a written charter, available on our website at investor.noodles.com/corporate-governance.cfm, that satisfies the applicable standards of the SEC and Nasdaq. The Nominating and Corporate Governance Committee’s responsibilities include, but are not limited to:

•	developing and recommending to the Board criteria for Board membership;

•	assessing the contributions and independence of incumbent directors in determining whether to recommend them for re-election;

•	identifying, reviewing the qualifications of and recruiting candidates for election to the Board;

•	establishing procedures for the consideration of Board candidates recommended for the Committee’s consideration by the Company’s stockholders;

•	recommending to the Board the Company’s candidates for election or re-election to the Board at each annual stockholders’ meeting;

•	recommending to the Board candidates to be elected by the Board as necessary to fill vacancies and newly created directorships;

•	developing and recommending to the Board a set of corporate governance principles, and annually reviewing those principles and recommending changes to the Board as appropriate;

•	making recommendations to the Board concerning the size, structure, composition and functioning of the Board and its committees; and

•	recommending committee members and chairpersons to the Board for appointment.
Policy Regarding Stockholder Recommendations
The Company identifies new director candidates through a variety of sources. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner it considers other candidates, as described below. Stockholders seeking to recommend candidates for consideration by the Nominating and Corporate Governance Committee should submit a recommendation in writing describing the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as director. Please submit this information to the Corporate Secretary, Noodles & Company, 520 Zang Street, Suite D, Broomfield, CO 80021, or by email at investorrelations@noodles.com.
Stockholders may also propose director nominees by adhering to the advance notice procedure described under “Stockholder Proposals” elsewhere in this Proxy Statement.

Director Qualifications

The Nominating and Corporate Governance Committee and the Board believe that candidates for director should have certain minimum qualifications, including, without limitation:

•	demonstrated business acumen and leadership, and high levels of accomplishment;

•	ability to exercise sound business judgment and to provide insight and practical wisdom based on experience;

•	commitment to understand the Company and its business, industry and strategic objectives;

•	integrity and adherence to high personal ethics and values, consistent with our Code of Business Conduct and Ethics;

•	ability to read and understand financial statements and other financial information pertaining to the Company;

•	commitment to enhancing stockholder value;

•	willingness to act in the interest of all stockholders; and

•	for non-employee directors, independence under Nasdaq listing standards and other applicable rules and regulations.

In the context of the Board’s existing composition, other requirements, such as restaurant industry experience or experience in a particular business discipline, that are expected to contribute to the Board’s overall effectiveness and meet the needs of the Board and its committees may be considered. The Company values diversity on a company-wide basis and seeks to achieve diversity of occupational and professional backgrounds on the Board, but has not adopted a specific policy regarding Board diversity. We assess qualifications of our directors as part of the Board’s annual self-evaluation process.

The Nominating and Corporate Governance Committee consults with other members of the Board of Directors and with the Company’s management in identifying and evaluating candidates for director.

PROPOSAL NO. 2—ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to vote, on an advisory basis, to approve the compensation of the named executive officers (“NEOs”) identified in this Proxy Statement.
Stockholders are urged to review the “Compensation Discussion and Analysis,” “Compensation Committee Report” and “Executive Compensation” sections of this Proxy Statement for more information.
We are asking our stockholders to indicate their support for our NEOs’ compensation by voting FOR the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2020 Annual Meeting pursuant to the compensation disclosure rules of the United States Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure).”
This is a non-binding advisory vote and, therefore, its outcome does not mandate any particular action. However, our Board and our Compensation Committee will carefully consider the outcome of this vote when making future decisions regarding the compensation of our NEOs. In addition, we expect to hold our next advisory vote to approve the compensation of our named executive officers at the 2021 Annual Meeting of Stockholders.

The Board of Directors recommends a vote FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.

PROPOSAL NO. 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020
The Audit Committee of the Board of Directors has selected Ernst & Young LLP, or Ernst & Young, to be the Company’s independent registered public accounting firm for the year ending December 29, 2020, and recommends that the stockholders vote for ratification of such appointment. Ernst & Young has been engaged as our independent registered public accounting firm since 2009. As a matter of good corporate governance, the Audit Committee has requested the Board of Directors to submit the selection of Ernst & Young as the Company’s independent registered public accounting firm for 2020 to stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We expect representatives of Ernst & Young to be present at the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.
Audit and Related Fees
The following table sets forth the aggregate fees for professional services rendered by Ernst & Young for the audit of our financial statements for 2019 and 2018.

	2019	2018
Audit fees (1)	$773,200	$887,586
Audit-related fees (2)	—	—
Tax fees (3)	2,640	—
All other fees (4)	—	—
Total fees	$775,840	$887,586
_____________________

(1)
Audit fees include the aggregate fees billed for each of the last two fiscal years indicated for professional services rendered by Ernst & Young for the audit of our financial statements, audit of internal control over financial reporting, interim reviews, consents and other services related to SEC matters, and related out of pocket expenses, notwithstanding when the services were rendered.

(2)
Audit-related fees include the aggregate fees billed for each of the last two fiscal years indicated for assurance and related services rendered by Ernst & Young that are reasonably related to the performance of the audit or review of our financial statements and are not reported under Audit fees.

(3)
Tax fees include the aggregate fees billed for each of the last two fiscal years indicated for professional services and products provided by Ernst & Young for tax compliance, tax advice and tax planning.

(4)
All other fees include the aggregate fees billed for each of the last two fiscal years indicated for products and services provided by Ernst & Young, other than the services reported as Audit fees, Audit-related fees or Tax fees.

The Board of Directors adopted a written policy for the pre-approval of certain audit and non-audit services that Ernst & Young provides. The policy balances the need for independence of Ernst & Young while recognizing that in certain situations Ernst & Young may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the Audit Committee. Certain services may also be pre-approved by the Chairman of the Audit Committee under the policy. All of the fees identified in the table above were approved in accordance with SEC requirements and pursuant to the policies and procedures described above.

The Board of Directors recommends a vote FOR the ratification of the appointment of ERNST & YOUNG LLP for the year ending December 29, 2020.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information as of March 3, 2020, about shares of common stock that may be issued under our equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options and warrants (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	2,011,563	$11.67	4,079,934
Equity compensation plans not approved by security holders	—	—	—
Total	2,011,563	$11.67	4,079,934
______________________________

(1)
Includes in column (a) 1,212,071 shares of Class A common stock issuable upon exercise of options outstanding under the Company’s Stock Incentive Plan, 28,850 shares of Class B common stock issuable upon exercise of a warrant granted to a consultant, and 770,642 gross number of shares of Class A common stock underlying outstanding restricted stock units (“RSUs”). The shares underlying the outstanding RSUs are not included in the calculation of the Weighted-Average Exercise Price in column (b). Includes in column (c) 3,504,397 shares of Class A common stock available for issuance upon exercise of future grants under the Company’s Stock Incentive Plan and 575,537 shares of Class A common stock available for future issuance under the Company’s Employee Stock Purchase Plan. Material features of the Company’s Stock Incentive Plan and Employee Stock Purchase Plan are set forth in Note 9, Stock-Based Compensation and Note 11, Employee Benefit Plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of Class A and Class B of our common stock as of February 7, 2020 (except where otherwise noted below) for:

•	each stockholder known by us to be the beneficial owner of more than 5.0% of any class of our outstanding shares of common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership in the following table is based on 44,133,803 shares of common stock outstanding as of February 7, 2020 (all of which were Class A common stock), unless otherwise indicated in the footnotes below. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of common stock subject to options or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of February 7, 2020. Under the SEC rules, we did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Noodles & Company, 520 Zang Street, Suite D, Broomfield, CO 80021.

	Shares of Common Stock Beneficially Owned
	Shares	Percent
Name and Address of Beneficial Owner

Stockholders owning more than 5%
Entities affiliated with L Catterton (1)	8,180,452	18.5%
Entities affiliated with Mill Road Capital (2)	4,826,423	10.9%
Timothy M. Riley (3)	3,643,000	8.3%
Woodson Capital Master Fund, LP (4)	3,350,000	7.6%
Tenzing Global Management LLC (5)	2,225,000	5.0%

Named Executive Officers and Directors
Dave Boennighausen (6)	247,754	*
Ken Kuick (7)	9,262	*
Melissa Heidman (8)	27,080	*
Brad West (9)	23,941	*
Kathy Lockhart (10)	71,726	*
Paul Murphy	53,264	*
Chas Hermann (11)	36,752	*
Mary Egan	15,554	*
Robert Hartnett	103,200	*
Jeffrey Jones (12)	40,289	*
Drew Madsen	15,554	*
Elisa Schreiber	3,762	*
Andrew Taub	—	*

All Executive Officers and Directors as a Group (12) (13)	558,122	1.3%
*        Indicates ownership of less than one percent.
__________________________

(1)
Based on (1) the information as of November 28, 2018 included in the most recently available Schedule 13D/A filed with the SEC on November 29, 2018, which reflects the securities beneficially owned, or that may be deemed to be beneficially owned (including common stock exercisable pursuant to warrants) by Catterton-Noodles, LLC, certain of its subsidiaries and affiliates (including L Catterton), and other companies (collectively, the “Catterton Reporters”) and (2) subsequent information known to the Company. In its Schedule 13D/A Catterton Reporters disclosed having shared voting power and shared dispositive power over 8,180,452 shares. Scott Dahnke is a Global Co-CEO of L Catterton, and in such capacity, has voting and investment control over the securities. Mr. Dahnke disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The principal business address of L Catterton is 599 West Putnam Avenue, Greenwich, CT 06830.

(2)
Based on (1) the information as of November 28, 2018 included in the most recently available Schedule 13D/A filed with the SEC on November 30, 2018, which reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by Mill Road Capital II, L.P. (“Mill Road”), Mill Road Capital II GP LLC, the general partner of Mill Road (“Mill Road GP”), and Thomas E. Lynch and Scott P. Scharfman, each of whom is a management committee director of Mill Road GP and (2) subsequent information known to the Company. Each of Mill Road and Mill Road GP disclosed having sole voting power and sole dispositive power over 22,386 shares of our Class A common stock, and each of Messrs. Lynch and Scharfman disclosed having shared voting power and shared dispositive power over 4,804,037 shares of our Class A common stock. Each of Messrs. Lynch and Scharfman disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The principal business address of each such person is 382 Greenwich Avenue, Suite One, Greenwich, CT 06830.

(3)
Based on the information as of December 31, 2019 included in the most recently available Schedule 13G/A filed with the SEC on January 10, 2020, which reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by Timothy M. Riley. Timothy M. Riley disclosed having sole voting and dispositive power over 3,600,000 shares and shared (with Angela A. Riley) voting and dispositive power over 10,000 shares. Ms. Angela A. Riley also disclosed having sole voting and dispositive power over 33,000 shares. The principal address of Timothy M. Riley and Angela A. Riley is P.O. Box 2113, Darien, CT 06820.

(4)
Based on the information as of December 31, 2019 included in the most recently available Schedule 13G/A filed with the SEC on February 14, 2020 which reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by Woodson Capital Master Fund, LP (“Woodson Master”), Woodson Capital General Partner, LLC, the general partner of Woodson Master (“Fund General Partner”), Woodson Capital Management, LP, the investment manager of Woodson Master (“Investment Manager”), Woodson Capital GP, LLC, the general partner of the Investment Manager (“Investment Manager General Partner”) and James Woodson Davis, the sole managing member of the Investment Manager General Partner (“Woodson”). Woodson Master disclosed having shared voting power and shared dispositive power over 3,098,749 shares of our Class A common stock. Each of the Fund General Partner, the Investment Manager, the Investment Manager General Partner, and Woodson disclosed having shared voting power and shared dispositive power over 3,350,000 shares of our Class A common stock. The shares reported for Woodson Master are owned directly by it. Each of the Fund General Partner, the Investment Manager, the Investment Manager General Partner and Woodson may be deemed to be a beneficial owner of all such shares owned by Woodson Master. Each of the Fund General Partner, the Investment Manager, the Investment Manager General Partner and Woodson disclaims any beneficial ownership of any such shares. The principal address of Woodson Master is Maples Corporate Services Limited, Ugland House Grand Cayman, KY1-1104 Cayman Island. The principal address of all other reporting persons is 101 Park Avenue, 48th Floor, New York, New York, 10178.

(5)
Based on the information as of February 3, 2020 included in the most recently available Schedule 13D filed with the SEC on February 14, 2020, which reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by Tenzing Global Investors Fund I LP (“Fund I”), Tenzing Global Management LLC, the investment advisor to Fund I and investment manager of the Parallel Account (as defined below) (“Tenzing Global Management”), Tenzing Global Investors LLC, the general partner of Fund I (“Tenzing Global Investors”) and Chet Kapoor, the Managing Partner and Chief Investment Officer of each of Tenzing Global Investors and Tenzing Global Management and the Managing Director and Chief Investment Officer of each of Fund I and the Parallel Account (as defined below). Tenzing Global Management also manages other accounts on a discretionary basis (the “Parallel Account”). Each of Fund I and Tenzing Global Investors disclosed having shared voting power and shared dispositive power over 1,620,759 shares of our Class A common stock. Each of Tenzing Global Management, Tenzing Global Investors and Mr. Kapoor disclosed having shared voting power and shared dispositive power over 2,225,000 shares of our Class A common stock. The shares reported for Fund I are owned directly by it. Each of Tenzing Global Management, Tenzing Global Investors and Mr. Kapoor may be deemed to be a beneficial owner of all such shares owned by Fund I. Each of Tenzing Global Management, Tenzing Investors and Mr. Kapoor disclaims beneficial ownership of such shares. The principal business address of each reporting person is 90 New Montgomery Street, Suite 650, San Francisco, CA 94105.

(6)	Includes options to purchase 219,511 shares of our Class A common stock which will be exercisable within 60 days of February 7, 2020.

(7)	Includes options to purchase 5,778 shares of our Class A common stock which will be exercisable within 60 days of February 7, 2020.

(8)	Includes options to purchase 26,725 shares of our Class A common stock which will be exercisable within 60 days of February 7, 2020.

(9)	Includes options to purchase 12,403 shares of our Class A common stock which will be exercisable within 60 days of February 7, 2020.

(10)	Includes options to purchase 67,753 shares of our Class A common stock which will be exercisable within 60 days of February 7, 2020.

(11)	Includes options to purchase 21,972 shares of our Class A common stock which will be exercisable within 60 days of February 7, 2020.

(12)	Includes options to purchase 14,117 shares of our Class A common stock which will be exercisable within 60 days of February 7, 2020.

(13)	Includes options to purchase 368,259 shares of our Class A common stock which are exercisable or will be exercisable within 60 days of February 7, 2020.

EXECUTIVE OFFICERS
Set forth below are our executive officers, including related biographical information.

Name	Age (1)	Position
Dave Boennighausen	42	CEO
Ken Kuick	51	CFO
Stacey Pool	43	Chief Marketing Officer
Melissa Heidman	52	Executive Vice President, General Counsel and Secretary
Brad West	62	Executive Vice President of Operations
Kathy Lockhart	55	Vice President and Controller
_____________

(1)	As of March 3, 2020
Dave Boennighausen Information regarding Dave Boennighausen is described above under “Nominees for Election as Class I Directors.”
Ken Kuick has served as our CFO since November 2018. Mr. Kuick has over 25 years of experience in finance and accounting leadership roles. Prior to joining us, he most recently served as Chief Accounting Officer of VICI Properties Inc., a real estate investment trust specializing in casino properties, from October 2017 to August 2018, where he was responsible for accounting, consolidated financial operations, capital market transactions, treasury, internal audit, tax and external reporting. Prior to that, Mr. Kuick served as Chief Accounting Officer of Caesars Entertainment Operating Company, a subsidiary of Caesars Entertainment Corporation, from November 2014 to October 2017, and from December 2011 to November 2014, he served as Vice President, Assistant Controller for Caesars Entertainment Corporation. Mr. Kuick is a Certified Public Accountant and earned his Bachelor of Science degree in Accounting and Business Systems from Taylor University.
Stacey Pool has served as our Chief Marketing Officer since December 2019. Prior to joining the Company, Stacey held a variety of leadership roles at Vail Resorts, Inc., a publicly held resort management company, including Sr. Vice President of Season Pass Marketing, from April 2019 through November 2019, Chief of Staff to the CEO, from June 2018 through April 2019, and Vice President of Digital Experience, from October 2014 through June 2018. During her time at Vail Resorts, Ms. Pool was responsible for leading and executing marketing campaigns for the Epic Pass brand and delivering the strategic vision for the Vail Resorts digital experience.  Her specific responsibilities as Sr. VP of Marketing included the development of the season pass marketing plan, understanding and influencing guest behavior in order to drive repeat visitation, and ongoing analysis of the season pass business. Additionally, during her time there, she was hired as the Chief of Staff to the CEO where she managed executive communication and deliverables for the most strategic company initiatives. Before joining Vail Resorts, Ms. Pool was at Nike, Inc., where she defined the vision and strategy for the NIKEiD.com digital experience. Prior to Nike, she worked in consulting at Accenture, where she supported both Verizon Wireless and Qwest Communications. Stacey holds a Bachelor of Science in Business Administration from the University of Arizona.

Melissa Heidman has served as Executive Vice President, General Counsel and Secretary since June 2018. Prior to that time she served as Associate General Counsel from August 2011 to September 2015, as Vice President and Associate General Counsel from September of 2015 until December 2017 and as Vice President, Acting General Counsel and Secretary from December of 2017 until June 2018. Prior to joining Noodles & Company, Ms. Heidman was Special Counsel in the law firm of Berg Hill Greenleaf & Ruscitti. She began her career serving as a Law Clerk for the District Court of Iowa, the Iowa Supreme Court and, later, as Law Clerk and Staff Attorney for the Superior Court of Guam. Ms. Heidman received a BA in Political Science from the University of Iowa and received a J.D. from Drake University Law School.

Brad West has served as our Executive Vice President of Operations since September 2017. Mr. West has an extensive background in leading and directing company and franchise operations, including training in the restaurant industry over the past 40 years. Prior to joining us, he served as Vice President, Operations of Smoothie King Franchises, Inc. Prior to that role, he was Chief Operating Officer of ACG Pizza Partners LLC, and he had earlier spent 15 years at Einstein’s, most recently as Senior Vice President, Non-Traditional Business, where he was responsible for the operations, development and growth of over 250 Einstein Bros. Bagels license locations. Mr. West also held key operational roles at CEC Entertainment, Inc., Applebee’s International, Inc. franchise groups and S&A Restaurant Corporation.

Kathy Lockhart has served as our Vice President and Controller since August 2006. Prior to joining us, Ms. Lockhart served as the Vice President and Controller of several public and private restaurant and retail companies, including Einstein’s, Boston Market, VICORP (parent company of Village Inn and Bakers Square restaurants) and Ultimate Electronics. She received a BA degree in Business Administration and Political Science from Western Colorado State University, and she is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of NEOs for 2019, who were:

Name	Title
Dave Boennighausen	Chief Executive Officer
Ken Kuick	Chief Financial Officer
Melissa Heidman	Executive Vice President, General Counsel and Secretary
Brad West	Executive Vice President, Operations
Kathy Lockhart	Vice President and Controller
Paul Murphy	Former Executive Chairman (through September 2019)
Chas Hermann	Former Chief Brand Officer (through January 2020)
Executive Summary
Performance Highlights
In 2019 we continued to execute well against our strategic roadmap, resulting in the continued success in expanding both the company’s top and bottom line. This was evidenced by an increase in comparable restaurant sales, growth in restaurant level margins, and a significant increase in our net income and adjusted EBITDA1. Additionally, restaurants opened in 2019 achieved our best performance for a new restaurant class in over 15 years.

Our 2019 financial performance highlights included:

•	Total revenue increased 1.0% to $462.4 million from $457.8 million in 2018.

•	System-wide comparable restaurant sales growth of 2.8%, resulting in two year growth of 6.5%

•	Net income was $1.6 million, or $0.04 per diluted share, compared to a net loss of $8.4 million, or $0.20 loss per diluted share in 2018.

•	Restaurant contribution margin[2] of 16.1%, compared to 15.0% in fiscal 2018.

•	Adjusted EBITDA[1] of $38.4 million, compared to adjusted EBITDA[2] of $33.4 million in fiscal 2018.

In addition, during 2019 we accomplished several strategic milestones, including:

•	Introduction of our Noodles Rewards program, coinciding with improvements to our digital ordering experience;

•	Rollout of a new labor management system in restaurants to improve efficiency and guest experience;

•	Continued culinary innovation, particularly surrounding plant-based healthier noodle alternatives, including our Cauliflower-infused noodle rolled out in September of 2019;

•	Investment in our hiring, training and development programs, resulting in improved manager retention and guest metrics;

•	Successful completion of an amended credit facility to improve rates and increase flexibility to execute our strategic roadmap.

1We define adjusted EBITDA as net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization, restaurant impairments, closure costs and asset disposals, certain litigation settlements, data breach assessments, non-recurring registration and related transaction costs, loss on extinguishment of debt, severance costs and stock-based compensation.
2Restaurant contribution represents restaurant revenue less restaurant operating costs, which are the cost of sales, labor, occupancy and other operating items. Restaurant contribution margin represents restaurant contribution as a percentage of restaurant revenue.
For additional information on these non-GAAP measures, including reconciliations to the most directly comparable GAAP financial measures, see pages 28 and 32 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Executive Compensation Highlights
Our executive compensation program is designed with a “pay-for-performance” philosophy and includes the following elements: base salary, annual cash bonus opportunity, and equity-based long-term incentives (“LTIs”) awarded in a mix of stock options, restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”), each described in more detail in this CD&A. Each NEO’s 2019 target total direct compensation (“TDC”) included variable elements, a significant portion of which are equity-based LTI compensation, as illustrated in the following charts:

The charts above are based upon the following: annualized base salary at 2019 year-end; 2019 target bonus; and the target grant-date fair value of 2019 annual long-term incentive awards. The other NEOs above include Mr. Kuick, Ms. Heidman, Mr. West, and Ms. Lockhart, but exclude Messrs. Murphy and Hermann, who resigned from their positions prior to year end.
2019 NEO compensation included the following:

•
Annual Bonus Achievements: Based on our Adjusted EBITDA performance (weighted 60%), Same-Store Sales (weighted 20%), and accomplishment of Individual Objectives (weighted 20%), as each is described below, the NEOs earned bonuses equal to between 51% and 95% of target for 2019 performance.

•	Long-Term Equity Incentives: In 2019, the Compensation Committee granted LTIs to the NEOs through a combination of PSUs, RSUs and nonqualified stock options.

Compensation Governance Highlights
Our executive compensation practices are intended to be straightforward, transparent and reflective of modern notions of strong corporate governance. Our commitment to strong corporate governance can be understood by reviewing the following list of what we do and do not do:

What We Do:		What We Do Not Do:

•	A substantial portion of our executive pay is tied to performance and/or stock price.	×	We do not provide golden parachute excise tax or other tax gross-ups.
•	A portion of our ongoing LTI compensation program is granted in PSUs, which vest based on the achievement of pre-established, multi-year performance goals.	×	We do not provide “single-trigger” cash severance upon a change in control.
		×	We do not provide “single-trigger” vesting acceleration in annual equity awards upon a change in control.
•	Our Compensation Committee retains a nationally recognized, independent compensation consultant who provides no other services to the Company.
		×	We do not provide significant perquisites or supplemental executive retirement plans.

•	We require our NEOs and directors to acquire and maintain meaningful ownership of our stock to ensure their interests are closely aligned with the long-term financial interests of our stockholders.	×	We prohibit our NEOs and directors from hedging and pledging Company stock.

•	We have a compensation recovery (“clawback”) policy.
•	We require our NEOs to enter into reasonable non-competition and non-solicitation covenants.

Stockholder Advisory (Non-Binding) Vote on Executive Compensation
At our 2019 annual meeting of stockholders, we held our first annual advisory vote on executive compensation (“say-on-pay”), for which 83% of the votes cast were to approve our NEO compensation. The Compensation Committee considers input from stockholders, including the results of these advisory votes, in determining compensation for our NEOs. Furthermore, members of management had frequent conversations with investors of the Company over the course of 2019 regarding Company performance as well as executive compensation and, specifically, the Company’s approach to long term incentive compensation.
Some investors indicated that they would like to see a larger percentage of performance-based shares in the Company’s LTI mix. In response to this stockholder feedback, the Company’s Compensation Committee revised the LTI grant mix awarded to the Company’s NEOs to be 50% PSU’s and 50% RSU’s for the 2020 grant, except for Ms. Lockhart, which will be 100% RSUs. The Compensation Committee will continue to consider the outcome of the Company’s say‑on‑pay votes and direct feedback from stockholders when making future compensation decisions for the NEOs.
Also at the 2019 annual meeting, we held our first advisory vote on the frequency of future say-on-pay votes, for which 99% of the votes cast were for an annual frequency, as the Board recommended. Accordingly, we plan to hold say-on-pay votes annually.
Objectives of our Compensation Program
The primary objectives of our compensation programs are to:

•
Attract and retain highly skilled executives. Our compensation philosophy is to provide competitive target TDC opportunities based upon then-current market data for equivalent positions at similarly-situated companies. Actual compensation earned may be above or below the target level based on performance along the metrics of the incentive compensation programs.

•
Link compensation earned to achievement of the Company’s short-term and long-term financial and strategic goals. The majority of each NEO’s compensation opportunity is variable and tied to the achievement of pre-established performance objectives and/or the performance of our stock.

•
Align the interests of management with those of our stockholders. A substantial portion of NEO compensation is in the form of equity-based incentives, subject to multi-year vesting schedules. In addition, we have robust stock ownership guidelines that require our NEOs to acquire and maintain a meaningful ownership position in our stock.

•
Adhere to high standards of corporate governance. Our program has appropriate balances between fixed and variable, short-term and long-term, and cash and equity components to mitigate compensation-related risks. Our compensation-related policies such as stock ownership guidelines, clawback policy, anti-hedging policy and anti-pledging policy further support strong governance principles.

Compensation Decision-Making Process
Role of Compensation Committee and Management
The Compensation Committee, with input from certain members of management, has responsibility for administering and approving annually all elements of compensation for the Company’s NEOs. It also reviews and approves the Company’s incentive compensation plans and equity-based plans.
Management provides input into the design of incentive compensation programs to ensure these programs support the Company’s business objectives and strategic priorities. With respect to performance measures and goals, the annual business plan initially established by management, but approved by our Board, is an important input into the Compensation Committee’s decision-making process. In addition, our CEO works with the Compensation Committee and its independent consultant to develop recommendations for pay levels for executives other than himself, based on competitive market data, past performance and future potential. As appropriate, certain members of the senior management team attend Compensation Committee meetings, but are not present for executive sessions. The Compensation Committee makes all final decisions with respect to compensation of our NEOs.
Role of Consultants
The Compensation Committee has engaged FW Cook as its independent executive compensation advisor. FW Cook reports directly to the Compensation Committee and does no work for management that is not under the Compensation Committee’s purview. During 2019, FW Cook performed the following services:

•	Reviewed the comparative peer group used in competitive pay comparisons and made recommendations.

•	Conducted a competitive analysis of all elements of target TDC for our NEOs and made recommendations for changes, as appropriate.

•	Conducted a competitive analysis of annual and LTI program design practices.

•	Conducted a competitive analysis of our aggregate LTI grant practices, including annual share usage, annual fair value transfer, and potential dilution.

•	Reviewed the design and structure of our LTI programs and made recommendations for changes.

•	Advised the Compensation committee in connection with its risk assessment of our compensation practices.
A representative of FW Cook attends meetings of the Compensation Committee, as requested, and communicates with the Compensation Committee Chair between meetings. In addition, FW Cook reviewed our non-employee director compensation program, including a competitive analysis of director pay levels and program structure. The Compensation Committee assessed the independence of FW Cook pursuant to SEC rules and Nasdaq listing standards and concluded that no conflicts of interest exist.

Peer Group Benchmarking
The Compensation Committee selected the following companies as our peer group for purposes of conducting a competitive compensation analysis in 2018 that informed decisions on 2019 pay opportunities:

BJ’s Restaurants, Inc.	Habit Restaurants, Inc.
Bojangles’ Inc.*	Luby’s, Inc.
Bravo Brio Restaurant Group*	Potbelly Corporation
Chuy’s Holdings, Inc.	Red Robin Gourmet Burgers, Inc.
Del Taco Restaurants, Inc.	Ruby Tuesday, Inc.*
El Pollo Loco Holdings, Inc.	Shake Shack Inc.
Fiesta Restaurant Group, Inc.	Zoe’s Kitchen, Inc.*
* Bojangles’ Inc., Bravo Brio Restaurant Group, Ruby Tuesday, Inc., and Zoe’s Kitchen, Inc. were acquired by private equity firms on January 28, 2019, May 24, 2018, December 21 2017, and November 21, 2018, respectively; they were removed from the peer group subsequent to the 2018 competitive analysis.
These companies, all of which are in the restaurant industry, were selected for the compensation peer group based on their reasonably similar size to us and because they were considered to be significant competitors with respect to the individuals with the talent and experience needed to serve in our executive officer positions.
In 2019, the Compensation Committee updated the peer group for use in a competitive compensation analysis that informed decisions on 2020 pay opportunities. The revised peer group includes the following companies:

BJ’s Restaurants, Inc.	Habit Restaurants, Inc.
Cheesecake Factory	Luby’s, Inc.
Chuy’s Holdings, Inc.	Potbelly Corporation
Dave & Buster’s	Red Robin Gourmet Burgers, Inc.
Del Taco Restaurants, Inc.	Ruth’s Hospitality
El Pollo Loco Holdings, Inc.	Shake Shack Inc.
Fiesta Restaurant Group, Inc.
As of June 30, 2019 (when the most recent competitive analysis was conducted), the 25th, 50th, and 75th percentiles for various size metrics of the peer group, and the size metrics and related percentile of Noodles & Company, were as follows:

	Number of Company-Operated Locations	Latest Four Quarters Net Revenue ($mil)	Most Recent Fiscal Year Total Employees	Market Cap. At 6/30/2019 ($mil)
75th Percentile	301	$1,129	16,098	$911
50th Percentile	211	$493	7,544	$410
25th Percentile	128	$418	6,101	$355
Noodles & Company	395	$457	9,400	$345
%-ile Rank	89th %-ile	42nd %-ile	61st %-ile	24th %-ile
The peer group data was used by the Compensation Committee to inform decisions for all NEO compensation and in making decisions regarding the form and amount of LTI compensation granted in 2019 and 2020.
Compensation Components
The principal elements of target TDC for our NEOs are base salary, annual cash bonus opportunities, and equity-based, LTI awards. Each of the components is discussed below.
Base Salary
Base salaries provide a minimum level of pay that reflects each NEO’s position and scope of responsibility, individual performance, and future potential, as demonstrated over time. Base salaries are re-evaluated annually to determine whether adjustments are appropriate given changes in the market data or in executive responsibilities. Our CEO makes recommendations to the

Compensation Committee with respect to changes to the base salary of our NEOs, other than himself. Our Compensation Committee determines and approves any changes to the base salaries of our CEO and our other NEOs.
In February 2019, the Compensation Committee approved base salary increases for certain NEOs. Mr. Boennighausen, Ms. Heidman, and Ms. Lockhart received salary increases consistent with the annual salary increase budget applicable to all employees. Mr. West received a higher salary increase to bring his salary closer to market-competitive levels for his position. Mr. Kuick did not receive a salary increase in 2019 because he was hired in November 2018, close to the start of 2019. Mr. Murphy’s 2019 annual base salary remained at $550,000, the amount set forth in his employment agreement, and Mr. Hermann’s 2019 annual base salary remained at $375,000. In September 2019, the Compensation Committee approved mid-year base salary increases for certain NEO’s due to the resignation of Paul Murphy as Executive Chairman and the resulting reallocation of responsibilities to those NEOs. The mid-year increases were informed by an executive compensation study performed by FW Cook which included competitive comparisons to peer group salaries. Mr. Boennighausen, Mr. Kuick, Ms. Heidman and Mr. West received salary increases for these reasons.

Name	Annual Salary at January 1, 2019	Annual Salary at February 27, 2019	January to February % Increase	Annual Salary at September 25, 2019	February to September % Increase
Dave Boennighausen	$525,000	$536,000	2.1%	$600,000	11.9%
Ken Kuick	$325,000	$325,000	—%	$350,000	7.7%
Melissa Heidman	$275,000	$281,000	2.2%	$300,000	6.8%
Brad West	$235,000	$255,000	8.5%	$300,000	17.6%
Kathy Lockhart	$227,000	$232,000	2.2%	$232,000	—%
Paul Murphy	$550,000	$550,000	—%	N/A	—%
Chas Hermann	$375,000	$375,000	—%	$375,000	—%

Performance-Based Annual Cash Bonus
Our annual cash bonus program is designed to reward annual accomplishments against pre-established financial and strategic goals.
For 2019, each NEO had a bonus opportunity, expressed as a percentage of current base salary. Earned bonuses could range from 0% to 200% of target bonus opportunity, as summarized in the following table:

	Annual Bonus Opportunity
	as % of Base Salary			$
Name	Min.	Target	Max	Min.	Target	Max
Dave Boennighausen	0%	85%	170%	$0	$510,000	$1,020,000
Ken Kuick	0%	60%	120%	$0	$210,000	$420,000
Melissa Heidman	0%	50%	100%	$0	$150,000	$300,000
Brad West	0%	50%	100%	$0	$150,000	$300,000
Kathy Lockhart	0%	25%	45%	$0	$58,000	$104,400
Paul Murphy	0%	50%	90%	$0	$275,000	$495,000
Chas Hermann	0%	60%	120%	$0	$225,000	$450,000

For NEOs, the actual bonus was based on achievement of Company financial performance measured by adjusted EBITDA (60% weight), same-store sales (20% weight), and achievement of individual objectives approved in advance by the Compensation Committee (20% weight), other than Ms. Lockhart, whose actual bonus was based on adjusted EBITDA (80% weight) and achievement of individual objectives approved in advance by the Compensation Committee (20% weight).
The Compensation Committee selected adjusted EBITDA and same-store sales as the financial performance measures because they represent the clearest measures of our operational performance and they allow for overachievement to be self-funded. The threshold, target, and maximum adjusted EBITDA and same-store sales goals, along with our actual performance in 2019 are outlined in the following table:

Measure	Threshold ($ million)	Target ($ million)	Maximum ($ million)	Actual ($ million)	Unweighted % of Target Bonus Earned
Adjusted EBITDA (weighted 60%)	$35.3	$38.5	$45.2	$38.4	98%
Same-Store Sales (weighted 20%)	2.0%	3.5%	5.0%	2.9%	70%
The Compensation Committee selected individual objectives which help focus executives on concrete objectives to drive longer-term value creation. The individual objectives for Messrs. Boennighausen, Murphy, Kuick, West and Hermann focused on achieving restaurant sales growth, the development of our brand and culinary platforms and the continued development of a high performing culture and the strengthening of senior management team capabilities. Ms. Heidman’s individual objectives were focused on corporate governance and compliance, and analysis and mitigation of corporate risk. Ms. Lockhart’s individual objectives were focused on the implementation of lease accounting and loss prevention programs and continued compliance with SOX. No specific relative weighting is assigned to these objectives.
In its subjective holistic evaluation of performance against the pre-set individual objectives, the Compensation Committee considered our positive sales results, the development of our better-for-you platform and launch of our Cauliflower-infused noodles, the strengthening of our brand positioning, the development of our senior management team, and the continued enhancement of our corporate governance standards and policies.
The Compensation Committee awarded the NEOs the percentage of their respective target amounts and actual bonus amounts set forth in the table below. These amounts are also disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Mr. Murphy was not eligible to earn a bonus for 2019 because he terminated his employment prior to the date the bonuses were paid. Mr. Hermann was entitled to a bonus based on his separation agreement. See “Potential Payments and Acceleration of Equity upon Termination or Termination in Connection with a Change in Control---Employment and Severance Agreements” for further information.

Name	Bonus Achieved	Percent of Target
Dave Boennighausen	$468,180	92%
Ken Kuick	$173,880	83%
Melissa Heidman	$137,700	92%
Brad West	$137,700	92%
Kathy Lockhart	$54,955	95%
Chas Hermann	$114,594	51%
Ongoing Long-Term Equity Incentives
The Committee’s approach to providing long-term incentives and rewarding achievement of financial goals includes granting a mix of equity incentives. In 2019, the Committee granted most of our NEOs, including our CEO, a mix of equity incentives consisting of PSUs, nonqualified stock options and RSUs, each having a grant value equivalent to approximately one-third of their target total LTI grant value. Consistent with the grant-type mix provided to participants at the vice president level, Ms. Lockhart’s long-term incentive grant consisted of 80% RSUs and 20% stock options. Mr. Murphy’s equity grants in 2019 consisted solely of the annual grant of 25,000 stock options, pursuant to his employment agreement; these options were forfeited along with other unvested equity when Mr. Murphy terminated employment in September 2019. The target number of RSUs is determined by dividing the intended grant value by the closing sales price per share of Noodles & Company common stock on the date of grant . The target number of PSUs is determined using a Monte Carlo model to determine the grant date fair value of the award and dividing the intended grant value by this amount. The number of stock options is determined by dividing the intended grant value by the Black-Scholes value of a stock option, as applied in valuing stock options for our financial statement purposes.
For PSUs granted in 2019, the Committee selected two metrics, each measured over a three-year performance period,: (a) system-wide comparable restaurant sales growth, consisting of year-over-year growth in sales for restaurants open at least 18 full periods, and (b) growth in adjusted EBITDA (as defined above). The Committee believes comparable restaurant sales growth is a key measure in evaluating the long-term growth of the Noodles & Company brand while adjusted EBITDA growth best measures operational profitability. The Committee believes these metrics are the strongest drivers of value creation. We reward achievement of our annual goals in the incentive program, but want to also ensure focus on sustained strong performance on these measures over multiple years by using them in the measurement of PSUs. The two performance measures are weighted equally. The PSUs may be earned from 25% of target to 200% of target, based on performance versus the metrics. If performance is below the threshold goal, no PSUs are earned for that component.
In 2020, the Committee changed the mix of equity incentives granted to most of our NEOs to consist of PSUs and RSUs, each having a grant value equivalent to one-half of their target total LTI grant value. The grant-type mix provided to Ms. Lockhart is all RSUs. The Committee made this change, in part in response to stockholder input, to increase the portion of target LTI that is tied to the achievement of pre-established multi-year financial goals. In addition, the Committee decided to eliminate stock options from the LTI grant mix to improve the financial efficiency of the program and ensure value to the participants.
Benefits and Perquisites
We provide our executive officers with access to the same benefits we provide all of our full-time employees. We maintain a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to defer eligible compensation subject to applicable annual Internal Revenue Code limits. Employer contributions were made to the 401(k) plan in 2019. We also provide our executive officers with perquisites and other benefits we believe are reasonable and consistent with our compensation objectives. These benefits include a car allowance, relocation benefits in the case of executive officers relocating to the Denver, Colorado metropolitan area and certain life and disability insurance, and health and wellness benefits. Executive officers and certain other highly compensated employees are also eligible to participate in a deferred compensation program, which permits them to defer payment of salary and bonus to future years, but which does not include a company contribution.

Compensation Policies and Other Considerations
Stock Ownership Requirements
Our Board has adopted stock ownership requirements that restrict sales of our stock by our NEOs and our non-employee directors if those sales would cause the value of such individual’s stock holdings to fall below a certain threshold. Currently, the threshold for our non-employee directors is two times their annual cash retainer. The ownership requirement for our NEOs, based on the annual base salary for each of our NEOs, is two times the base salary for our CEO and one times the base salary for all other executive officers.
For purposes of these requirements, an officer’s holdings include vested shares held directly by the officer or his/her immediate family members, including vested RSUs and PSUs. Until the required ownership level is achieved, the NEOs and non-employee directors must retain 50% of all shares received on vesting or earn-out of RSUs and PSUs, net of shares withheld or sold to satisfy tax obligations, and 50% of shares received on exercise of stock options, net of shares tendered or withheld for payment of the exercise price and net of shares withheld or sold to satisfy tax obligations. The ownership requirements do not restrict the disposition of holdings from equity grants made in 2018 or prior years, before the stock ownership requirements were adopted.
These requirements, together with our continued use of equity-based compensation, are intended to emphasize the alignment of interests between management and our stockholders in a demonstrable and firm manner, with the objective of encouraging high performance and discouraging inappropriate risk taking.
Anti-Hedging Policy

The Company’s Insider Trading Policy provides that NEOs may not engage in: (a) short-term trading (generally defined as selling Company securities within six months following a purchase); (b) short sales (selling Company securities the seller does not own); (c) transactions involving publicly traded options or other derivatives, such as trading in puts or calls in Company securities; or (d) hedging transactions. The foregoing restrictions also apply to immediate family members of NEOs, which consist of any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and any person (other than a tenant or employee) sharing the household of the NEO.
Anti-Pledging Policy
The Company’s Insider Trading Policy provides that our directors, NEOs and employees, as well as certain related parties, are prohibited from entering into pledging transactions or similar arrangements with respect to Company securities.

Clawback Policy
Pursuant to our clawback policy, if we are required to file an accounting restatement due to material noncompliance with any financial reporting requirement or incentive compensation was awarded based on performance achievement calculated in a materially inaccurate manner, the Company may recoup a proportional amount of the incentive compensation paid or credited to a person covered by the policy. Executive officers are covered by this policy.
Tax Considerations
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a publicly held corporation’s tax deduction for compensation paid to its CEO and certain of its other executive officers in excess of $1 million in any year. While Section 162(m) will limit the deductibility of compensation paid to the NEOs, the Committee will continue to retain flexibility to design compensation programs that are in the best long-term interests of the Company and our stockholders, with deductibility of compensation being one of a variety of considerations taken into account. Accordingly, the Compensation Committee retains the ability to pay compensation that exceeds the deduction limitation under Section 162(m).
Compensation Risk Assessment
Our Compensation Committee considers risks related to our compensation programs (especially with respect to our executive compensation programs) when determining how to structure our employees’ compensation. Based on our assessments of our compensation programs, we have concluded that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company. In reaching this conclusion, the Compensation Committee considered the following aspects of our compensation programs that discourage excessive risk-taking:

•	Balance between fixed and variable, short-term and long-term, and cash and equity in the TDC mix.

•	Incentive awards incorporate multiple measures of performance, which diversifies the risks associated with any single indicator of performance.

•	Payouts under our incentive plans are subject to caps.

•	All of our equity grants vest over a multi-year period, which encourages grantees to take a long-term view.

•	We maintain policies specifically intended to mitigate risk, such as our stock ownership guidelines and clawback, anti-hedging and anti-pledging policies.

•	Independent Compensation Committee oversight and discretion.

COMPENSATION COMMITTEE REPORT
Our Compensation Committee reviewed and discussed the foregoing “Compensation Discussion and Analysis” with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.
Robert Hartnett, Chairman
Jeffrey Jones
Drew Madsen

EXECUTIVE COMPENSATION
2019 Summary Compensation Table
The following table summarizes the compensation for 2019, 2018 and 2017 awarded to, earned by or paid to our principal executive officer, our principal financial officer, three most highly-compensated executives other than the principal executive officer and principal financial officer who were serving at the end of 2019, and Messrs. Murphy and Hermann, each of whom was an executive officer during a portion of 2019.

Name and Principal Position (1)	Year	Salary	Bonus (2)	Grant Date Fair Value of Stock Awards (3)	Option Awards (4)	Non-equity Incentive Plan Compensation	All Other Compensation (5)	Total
Dave Boennighausen	2019	$548,654	$—	$399,997	$200,041	$468,180	$13,597	$1,630,469
CEO	2018	525,000	—	581,997	174,996	426,825	13,517	1,722,335
	2017	426,346	141,000	97,600	177,130	70,875	18,944	931,895
Ken Kuick	2019	330,769	—	199,994	100,021	173,880	16,191	820,855
CFO	2018	33,750	—	179,998	119,996	19,219	77,118	430,081
	2017	—	—	—	—	—	—	—
Melissa Heidman	2019	284,231	—	166,662	83,349	137,700	15,320	687,262
Executive Vice President, General Counsel & Secretary	2018	243,954	12,813	222,230	79,998	119,240	11,825	690,060
	2017	200,413	—	—	—	15,600	3,950	219,963
Brad West	2019	261,539	—	166,662	83,349	137,700	7,966	657,216
Executive Vice President, Operations	2018	233,462	—	307,332	115,455	101,896	4,833	762,978
	2017	62,308	—	—	—	14,000	—	76,308
Kathy Lockhart	2019	231,114	—	72,000	18,000	54,955	15,582	391,651
Principal Accounting Officer	2018	226,870	—	158,992	42,387	62,391	13,449	504,089
	2017	223,153	—	—	—	13,000	18,124	254,277
Paul Murphy	2019	406,154	—	—	110,310	—	5,874	522,338
Former Executive Chairman	2018	550,000	—	1,837,500	149,008	298,100	7,358	2,841,966
	2017	247,500	—	670,600	172,350	133,333	54,170	1,277,953
Chas Hermann	2019	381,462	—	199,994	100,021	114,594	18,989	815,060
Former Chief Brand Officer	2018	298,558	50,000	437,988	174,012	139,438	87,605	1,187,601
	2017	—	—	—	—	—	—	—
______________________________

(1)	Ken Kuick was appointed as CFO in November 2018 and Chas Hermann was appointed as Chief Brand Officer in March 2018; therefore, neither Mr. Kuick nor Mr. Hermann was an NEO in 2017.

(2)
In connection with Mr. Boennighausen’s appointment as interim CEO in July 2016, the Company agreed to pay him a guaranteed bonus of $15,000 a month, payable monthly, for the duration of his tenure as interim CEO, and the Company agreed to continue such payments until his employment agreement became effective on September 13, 2017. In addition, in connection with Ms. Heidman appointment as interim General Counsel in June 2018, the Company agreed to pay her a guaranteed bonus of $3,000 a month, payable monthly, until her appointment as Executive Vice President, General Counsel and Secretary in June of 2018. The Company paid Mr. Hermann a one-time sign-on bonus of $50,000 when he was hired in March 2018.

(3)
Amounts under “Grant Date Fair Value of Stock Awards” represent the aggregate grant date fair value of PSUs and RSUs granted in 2019, 2018 and 2017, calculated in accordance with FASB Accounting Standards Codification Topic 718. PSUs and RSUs use the closing price of the Company's common stock on the grant date. These amounts may not correspond to the actual value eventually realized by each NEO because the value depends on the market value of our common stock. The PSUs granted in 2019 and 2018 will only vest upon the achievement of certain performance conditions including the Company’s year-over-year growth in comparable restaurant sales and adjusted EBITDA growth.

(4)
Amounts under “Option Awards” represent the aggregate grant date fair value of stock options granted in 2019, 2018 and 2017, calculated in accordance with FASB Accounting Standards Codification Topic 718. A description of the methodologies and assumptions we use to value option awards and the manner in which we recognize the related expense are described in Note 9, Stock-Based Compensation, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. These amounts may not correspond to the actual value eventually realized by each NEO because the value depends on the market value of our common stock.

(5)	Amounts shown in this column are detailed in the table below for 2019:

Name	Car Allowance	401K Employer Match	Life Insurance	Health & Wellness	Total Other Compensation
Dave Boennighausen	$10,800	$—	$2,172	$625	$13,597
Ken Kuick	9,000	3,096	3,470	625	16,191
Melissa Heidman	9,000	2,696	2,999	625	15,320
Brad West	—	2,737	5,229	—	7,966
Kathy Lockhart	9,000	2,114	3,843	625	15,582
Paul Murphy	—	—	5,874	—	5,874
Chas Hermann	9,000	3,901	5,490	598	18,989

Grants of Plan-Based Awards Table
The following table summarizes information regarding grants of plan-based awards for the NEOs during the fiscal year ended December 31, 2019.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh.)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Award Description	Minimum ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dave Boennighausen	n/a	Bonus	$—	$510,000	$1,020,000
	6/28/2019	RSUs							25,380			$199,994
	6/28/2019	PSUs				6,345	25,381	50,762				$200,002
	6/28/2019	Stock Options								46,832	$7.88	$200,041
Ken Kuick	n/a	Bonus	$—	$210,000	$420,000
	6/28/2019	RSUs							12,690			$99,997
	6/28/2019	PSUs				3,173	12,690	25,380				$99,997
	6/28/2019	Stock Options								23,416	$7.88	$100,021
Melissa Heidman	n/a	Bonus	$—	$150,000	$300,000
	6/28/2019	RSUs							10,575			$83,331
	6/28/2019	PSUs				2,644	10,575	21,150				$83,331
	6/28/2019	Stock Options								19,513	$7.88	$83,349
Brad West	n/a	Bonus	$—	$150,000	$300,000
	6/28/2019	RSUs							10,575			$83,331
	6/28/2019	PSUs				2,644	10,575	21,150				$83,331
	6/28/2019	Stock Options								19,513	$7.88	$83,349
Kathy Lockhart	n/a	Bonus	$—	$58,000	$104,400
	6/29/2018	RSUs							9,137			$72,000
	6/29/2018	Stock Options								4,214	$7.88	$18,000
Paul Murphy	n/a	Bonus	$—	$275,000	$495,000
	1/16/2018	Stock Options								25,000	$8.13	$110,310
Chas Hermann	n/a	Bonus	$—	$225,000	$450,000
	6/28/2019	RSUs							12,690			$99,997
	6/28/2019	PSUs				3,173	12,690	25,380				$99,997
	6/28/2019	Stock Options								23,416	$7.88	$100,021
______________________________

(1)
These amounts reflect the minimum, target and maximum amount of annual cash bonus that each of our NEOs could be paid. Our annual cash bonus program is designed to reward annual accomplishments against pre-established and individual strategic financial goals.

(2)
These amounts reflect the threshold, target and maximum number of shares issuable under PSUs. The related performance targets required for vesting are described above in footnote (3) to the 2019 Summary Compensation Table.

Outstanding Equity Awards at Fiscal-Year End Table
The following table sets forth information concerning stock options that are vested and exercisable, and stock options and restricted stock units that have not vested, for each of our NEOs outstanding as of December 31, 2019.

		Option Awards					Stock Awards			Equity Incentive Plan Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)
Dave Boennighausen	12/27/2010	23,333	—		$8.67	12/27/2020
	5/14/2012	22,503	—		$9.53	05/14/2022
	12/6/2012	43,275	—		$12.13	12/06/2022
	5/13/2014	20,000	—		$31.53	05/13/2024
	5/6/2015	35,000	—		$16.70	05/06/2025
	11/16/2015	19,092	—		$10.64	11/16/2025
	5/4/2016						4,553	(1)	$25,224
	9/21/2017	50,000	50,000	(2)	$4.20	09/21/2027	5,000	(2)	$27,700	50,000	(3)	$277,000
	1/16/2018						20,000	(4)	$110,800
	6/29/2018	6,308	18,925	(5)	$12.30	06/29/2028	10,670	(5)	$59,112	28,456	(3)	$157,646
	6/28/2019	—	46,832	(6)	$7.88	06/29/2028	25,380	(6)	$140,605	50,762	(3)	$281,221
Ken Kuick	11/12/2018	5,778	17,332	(7)	$9.17	11/12/2028	14,722	(7)	$81,560
	6/28/2019	—	23,416	(6)	$7.88	06/29/2028	12,690	(6)	$70,303	25,380	(3)	$140,605
Melissa Heidman	12/6/2012	4,327	—		$12.13	12/06/2022
	5/13/2014	2,375	—		$31.53	05/13/2024
	3/4/2015	2,857	—		$18.43	03/04/2025
	5/6/2015	4,890	—		$16.70	05/06/2025
	8/14/2015	2,000	—		$12.76	08/14/2025
	11/16/2015	7,392	—		$10.64	11/16/2025
	6/6/2016						882	(8)	$4,886
	1/16/2018						8,813	(4)	$48,824
	6/29/2018	2,884	8,651	(5)	$12.30	06/29/2028	7,317	(5)	$40,536
	6/28/2019	—	19,513	(6)	$7.88	06/29/2028	10,575	(6)	$58,586	21,150	(3)	$117,171
Brad West	1/16/2018	10,000	10,000	(9)	$5.80	01/16/2028	15,000	(4)	$83,100
	6/29/2018	2,403	7,209	(5)	$12.30	06/29/2028	4,065	(5)	$22,520	10,840	(3)	$60,054
	6/28/2019	—	19,513	(6)	$7.88	06/29/2028	10,575	(6)	$58,586	21,150	(3)	$117,171
Kathy Lockhart	12/27/2010	26,312	—		$8.67	12/27/2020
	12/6/2012	4,327	—		$12.13	12/06/2022
	6/27/2013	1,961	—		$18.00	06/27/2023
	5/13/2014	6,200	—		$31.53	05/13/2024
	3/4/2015	3,467	—		$18.43	03/04/2025
	5/6/2015	9,497	—		$16.70	05/06/2025
	11/16/2015	10,340	—		$10.64	11/16/2025
	5/4/2016						895	(1)	$4,958
	1/16/2018	5,000	5,000	(9)	$5.80	01/16/2028	7,500	(4)	$41,550
	6/29/2018	649	1,946	(5)	$12.30	06/29/2028	4,390	(5)	$24,321
	6/28/2019	—	4,214	(6)	$7.88	06/29/2028	9,137	(6)	$50,619
Chas Hermann	3/12/2018	6,250	18,750	(10)	$6.80	03/12/2028	26,250	(10)	$145,425
	6/29/2018	3,605	10,814	(5)	$12.30	06/29/2028	6,097	(5)	$33,777	16,260	(3)	$90,080
	6/28/2019	—	23,416	(6)	$7.88	06/28/2029	12,690	(6)	$70,303	25,380	(3)	$140,605
______________________________

(1)	Represents RSUs which vest on May 4, 2020.

(2)	The options and RSUs vest in two equal installments on September 21, 2020 and 2021.

(3)	Represents PSU’s that vest upon achievement of certain performance conditions, assuming achievement at the maximum performance achievement level.

(4)	Represents RSUs that vest in two equal installments on June 30, 2020 and 2021.

(5)	The options and RSUs vest in three equal installments on June 29, 2020, 2021 and 2022.

(6)	The options and RSUs vest in four equal installments on June 28, 2020, 2021, 2022 and 2023.

(7)	The options and RSUs vest in three equal installments on November 12, 2020, 2021 and 2022.

(8)	Represents RSUs which vest in two equal installments on June 6, 2019 and 2020.

(9)	The options vest in two equal installments on June 30, 2020 and 2021.

(10)	The options and RSUs vest in three equal installments on March 12, 2020, 2021 and 2022.
Option Exercises and Stock Vested Table
The following table sets forth information regarding option exercises and stock vesting for the NEOs for the fiscal year ended December 31, 2019:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Dave Boennighausen	—	$—	20,609	$155,223
Ken Kuick	—	$—	4,907	$30,522
Melissa Heidman	—	$—	7,728	$60,438
Brad West	—	$—	8,855	$69,777
Kathy Lockhart	—	$—	6,107	$47,676
Paul Murphy	—	$—	37,500	$304,875
Chas Hermann	—	$—	10,783	$79,370
______________________________

(1)	Based on the closing stock price of our common stock on the date of exercise.

(2)	Based on the closing stock price of our common stock on the date of vesting.
Potential Payments and Acceleration of Equity upon Termination or Termination in Connection with a Change in Control
Employment and Severance Agreements
On September 21, 2017, we entered into an employment agreement with Mr. Boennighausen (the “Boennighausen Agreement”), effective as of September 13, 2017. Pursuant to the Boennighausen Agreement, Mr. Boennighausen receives a base salary initially set at $525,000 per year and is eligible to receive an annual bonus in an amount initially targeted at 75% of his base salary, subject to the achievement of certain performance goals that will be established by our Board of Directors or Compensation Committee. Additionally, pursuant to the Boennighausen Agreement, Mr. Boennighausen received the following equity awards on September 21, 2017 under our Amended and Restated 2010 Stock Incentive Plan: (i) nonqualified stock options to purchase 100,000 shares of our Class A common stock that vest in four annual ratable installments; (ii) time-vesting restricted stock units with respect to 10,000 shares of Class A common stock that vest in four annual ratable installments; and (iii) performance-vesting restricted stock units with respect to 50,000 shares of Class A common stock that vest upon achievement of certain performance conditions. Mr. Boennighausen will also be eligible to receive additional equity-based awards during the term of the Boennighausen Agreement as determined by the Compensation Committee and he is also eligible for group insurance, retirement and vacation benefits that are available to other executive employees.
If Mr. Boennighausen’s employment is terminated by the Company without cause or as a result of non-extension of the Boennighausen Agreement by the Company, or he voluntarily terminates his employment for good reason, Mr. Boennighausen will be entitled to receive (i) 12 months of base salary following the date of termination, (ii) a pro rata portion of his annual bonus for the year in which the date of termination occurs, based on year-to-date performance as determined by the Board in good faith; and (iii) an amount equal to Mr. Boennighausen’s COBRA premium for as long as he and, if applicable, his dependents are eligible for continued group medical coverage under COBRA from the Company, in each case subject to his execution of a release of claims in favor of the Company and compliance with certain covenants. The Boennighausen Agreement prohibits Mr. Boennighausen from competing with us or soliciting our employees during the course of his employment and for twelve months following his termination of employment.

We are a party to severance agreements with Ms. Heidman and Mr. Kuick (the “Severance Agreements”). Pursuant to the Severance Agreements, each executive is an “at-will” employee. If the Company terminates the executive’s employment without “cause” (as such term is defined in the Severance Agreements) the executive is entitled to receive compensation equal to nine months of his then-current base salary, payable in equal installments over nine months, a pro rata bonus for the year of termination and reimbursement of “COBRA” premiums for up to nine months for the executive and his dependents. The severance payments are conditioned upon the executive entering into a mutual release of claims with us. The Severance Agreements also include noncompetition and non-solicitation covenants, which restrict Ms. Heidman and Mr. Kuick from engaging in a competitive business during their employment and for nine months thereafter, or soliciting employees at or above the level of vice president during their employment and for nine months thereafter.
None of our NEOs are entitled to receive payments or other benefits upon termination of employment or a change in control, except as provided in the employment and severance agreements described above and except for amounts payable to Mr. Hermann under the severance agreement described below.
The amounts that could be payable in the future under the Boennighausen Agreement and the Severance Agreements in the event of termination of employment are shown in the following table, based on the assumptions stated:

	Employment and Severance Agreement Payout (1)
	Cash Severance	Bonus	COBRA
Dave Boennighausen	$600,000	$510,000	$26,434
Ken Kuick	$262,500	$210,000	$8,500
Melissa Heidman	$225,000	$150,000	$12,561
____________________________

(1)
Amounts based on the assumptions that the separation event occurred on the final day of fiscal year 2019 and that actual bonus was based on 2019 targeted payout, subject to pro-ration based on year to date time in position up to time of separation.

The Company entered into a separation agreement with Chas Hermann in September 2019 pursuant to which it agreed to continue to pay his salary, at its then effective rate, and provide his employee benefits, through January 31, 2020, and to pay any bonus for 2019 on terms commensurate with the bonuses received by other named executive officers, subject to his executing a general release, agreeing to non-disparagement, non-solicitation and non-compete provisions, and not accepting alternative employment without the Company’s consent prior to January 31, 2020.
Nonqualified Deferred Compensation
On May 16, 2013 the Company adopted The Executive Non-Qualified “Excess” Plan (the “Excess Plan”). The Excess Plan provides supplementary benefits to the eligible participants whose benefits under the Company’s 401(k) Plan are limited because of the restriction on annual additions that may be made to a qualified defined contribution plan and/or the limitation on compensation that may be taken into account in calculating contributions to such a plan. Our NEOs did not earn any nonqualified deferred compensation benefits from us during 2019 or 2018 under the Excess Plan or otherwise.

The following table provides information on the Excess Plan for the year ended December 31, 2019:

	2019
Name	Beginning Balance	Individual Contributions	Company Contributions	Aggregate Earnings	Aggregate Withdrawals/Distributions	Aggregate Balance at December 31, 2019
Brad West	$2,160	$7,710	$—	$1,818	$—	$11,688
Chas Hermann	$—	$3,815	$—	$431	$—	$4,246

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, beginning with this proxy statement, we are providing information about the ratio of the annual total compensation of our CEO, Dave Boennighausen, to the total annual compensation of our median employee.

The 2019 “annual total compensation” of the median compensated of all our “employees” (as those terms are defined under SEC rules) who were employed as of December 17, 2019, other than our CEO, Dave Boennighausen, was $11,022; Dave Boennighausen’s 2019 annual total compensation was $1,630,469 and the ratio of those amounts was 1-to-148.

For purposes of identifying the median compensated employee, we used total cash compensation paid in 2019, as reported to the Internal Revenue Service on Form W-2, of our employee population as of December 17, 2019 (including part-time employees), excluding our CEO. The company elected to use December 17, 2019 to determine the employee population since it is the last day of the last pay period of 2019. We annualized compensation for employees who did not work for the entire year. We believe the use of total cash compensation for all employees is a consistently applied compensation measure because we do not widely distribute equity awards to employees. Less than 0.7% of our total employee population of 7,577 individuals as of December 31, 2019 received equity awards in 2019. Based on total cash compensation, our median employee was identified as a restaurant team member who was paid on an hourly basis and worked approximately 20 hours per week (or 1040 hours per year) in 2019. After identifying the median employee, we calculated that employee’s annual total compensation using the same methodology (and including all the same compensation elements) that we used for our named executive officers in the 2019 Summary Compensation Table set forth above in this proxy statement.

We believe this CEO pay ratio disclosed above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

DIRECTOR COMPENSATION

Under our non-employee director compensation plan, each non-employee director covered by the plan receives an annual cash retainer for board service, an annual cash retainer for committee service and an annual cash retainer for serving as chair of a committee. For 2019 the Board fixed the retainer for board service at $50,000 per year, and it fixed the annual retainers for committee service and committee chairs as follows:

Committee	Annual Retainer for Committee Service	Additional Annual Retainer for Committee Chair
Audit Committee	$15,000	$10,000
Compensation Committee	$10,000	$10,000
Nominating & Governance Committee	$5,000	$5,000
The plan also provides that the Chairman of the Board will receive an annual cash retainer of $100,000. Finally, at the close of business on the date of the Company’s annual meeting of stockholders, each non-employee director covered by the plan received RSUs, which were fully vested upon grant, having a fair market value at the date of grant equal to $55,000. Based on recent peer analysis, our total per-director compensation is positioned at or near the peer group median.
Directors who are also employees, such as Mr. Boennighausen, do not and will not receive any compensation for his services as director. In addition, under the stockholders agreement with L Catterton, any fees and stock awards otherwise payable to directors appointed by L Catterton shall instead be paid directly to Catterton Management Company, L.L.C. The directors that were appointed by L Catterton are Messrs. Dahnke and Taub. In addition, fees and stock awards otherwise payable to Mr. Lynch were transferred directly to Mill Road Capital Management LLC, at Mr. Lynch’s request.
Directors have been and will continue to be reimbursed for travel, food, lodging and other expenses directly related to their activities as directors. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our certificate of incorporation and bylaws, as well as the protection provided by director and office liability insurance provided by us.
Our Board has adopted stock ownership requirements that restrict sales of our stock by our non-employee directors if those sales would cause the value of such individual’s stock holdings to fall below a certain threshold. Currently, the threshold for our non-employee directors is two times the annual cash retainer.
The following table sets forth information concerning the compensation of our independent directors for the fiscal year ended December 31, 2019.

Director Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Total ($)
Scott Dahnke	$79,556	(1)	$—		$79,556
Mary Egan	71,362	(2)	54,994	(8)	126,356
Robert Hartnett	77,722	(3)	54,994	(8)	132,716
Jeffrey Jones	116,597	(4)	54,994	(8)	171,591
Thomas Lynch	25,000	(5)	54,994	(8)	79,994
Drew Madsen	59,542	(6)	54,994	(8)	114,536
Andrew Taub	—		54,994	(8)	54,994
Elisa Schreiber	—		22,917	(8)	22,917
Francois Dufresne	11,194	(7)	—		11,194
____________________________

(1)
This amount includes $10,000 for serving on each of the Compensation and Nominating and Corporate Governance committees and $10,000 for serving as the Chairman of each of the Compensation and Nominating and Corporate Governance committees. All amounts to which Mr. Dahnke is entitled are paid directly to Catterton Management Company, L.L.C., which is affiliated with L Catterton.

(2)
This amount includes $15,000 for serving on the Audit Committee, $5,000 each for serving on the Nominating and Corporate Governance Committee and serving as the Chairperson of the Nominating and Corporate Governance committee.

(3)	This amount includes $15,000 for serving on the Audit Committee, $10,000 each for serving on the Compensation Committee and serving as the Chairperson of the Compensation committee.

(4)
This amount includes fees for serving as both the Chairman of the Board and the lead independent director. Additionally, the amount includes $15,000 for serving on the Audit Committee and $10,000 each for serving as Chairman of the Audit Committee and serving on the Compensation Committee and $5,000 for serving on the Compensation Committee.

(5)	Mr. Lynch resigned as a board member on July 2, 2019.

(6)	This amount includes $10,000 for serving on the Compensation Committee and $5,000 for serving on the Nominating and Corporate Governance Committee.

(7)
This amount includes $10,000 for serving on the Compensation Committee and $5,000 for serving on the Nominating and Corporate Governance Committee. All amounts to which Mr. Dufresne is entitled are paid directly to Argentia.

(8)
The annual retainer grant in 2019 had a grant date fair value (computed in accordance with FASB ASC Topic 718) of $8.34 per share. The shares in the retainer grants for Messr. Taub were transferred directly to Catterton Management Company, L.L.C. Ms. Schreiber received a pro-rated grant with a grant date fair value of $6.09 as her appointment date was December 3, 2019.

TRANSACTIONS WITH RELATED PERSONS

The following is a description of each transaction since January 2, 2019, including any currently proposed transaction, in which we were or are to be a participant, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, director nominees, executive officers, beneficial holders of more than 5.0% of either our Class A or our Class B common stock, or any of their immediate family members had or will have a direct or indirect material interest.
Stockholders Agreement. In connection with our initial public offering, we amended and restated our stockholders agreement, dated as of July 2, 2013, which amendment and restatement became effective upon the completion of our initial public offering. The stockholders agreement grants our L Catterton the right, subject to certain conditions, to nominate representatives to our Board of Directors and committees of our Board of Directors.
If at any time L Catterton owns more than 10% and less than 20% of our outstanding Class A and Class B common stock, L Catterton has the right to designate one nominee for election to our Board of Directors. Currently L Catterton has the right to designate one member to our Board of Directors. If L Catterton’s ownership level falls below 10.0% of our outstanding Class A and Class B common stock, L Catterton will no longer have a right to designate a nominee

Registration Rights Agreement. Pursuant to the terms of a registration rights agreement between us and certain holders of our stock, including L Catterton and certain of its affiliates, are entitled to demand and piggyback rights:

•
Demand Registrations. Under the registration rights agreement, L Catterton is able to require us to file a registration statement under the Securities Act, covering at least 10% of our equity interests, and we are required to notify holders of such securities in the event of such request (a “Demand Registration Request”). L Catterton can issue unlimited Demand Registration Requests, unless we are ineligible to use Form S-3, in which case we will not be obligated to grant more than three Demand Registration Requests to L Catterton during such period of ineligibility.

•
Piggyback Registrations. Under the Registration Rights Agreement, if at any time we propose or are required to register any of our equity securities under the Securities Act (other than a demand registration or pursuant to an employee benefit or dividend reinvestment plan), we will be required to notify L Catterton of its right to participate in such registration and to use commercially reasonable efforts to cause all eligible securities requested to be included in the registration to be so included.

Private Placement to L Catterton. On February 8, 2017 we entered into a securities purchase agreement with L Catterton in connection with an equity investment in the Company made by L Catterton. The securities purchase agreement provides for the registration of the Class A common stock that was received upon conversion of convertible preferred stock issued to L Catterton in 2017 as well as Class A common stock subject to warrants held by L Catterton.
Private Placement to Mill Road Capital. On March 13, 2017, we entered into a securities purchase agreement with Mill Road Capital in connection with an equity investment in the Company made by Mill Road. Under the securities purchase agreement, if at any time Mill Road Capital owns 10.0% or more of our outstanding Class A and Class B common stock, Mill Road Capital has the right to designate one nominee for election to our Board of Directors. Currently Mill Road has the right to designate one member to our Board of Directors. If Mill Road Capital’s ownership level falls below 10% of our outstanding Class A and Class B common stock, Mill Road Capital will no longer have a right to designate a nominee. Our securities purchase agreement with Mill Road Capital also provides for the registration of any outstanding shares of Class A common stock or other Company equity securities held by Mill Road Capital.
Procedures for Approval of Related Party Transactions. Our policies on related party transactions, which are included in our Audit Committee charter and our Employee Code of Business Conduct and Ethics, address the policies and procedures for review and approval of related party transactions. These policies cover certain relationships and material obligations and interests. These policies provide that, in determining whether or not to recommend the initial approval or ratification of a related party transaction, all relevant facts and circumstances available shall be considered. The Audit Committee is responsible for approval and ratification of certain related person transactions pursuant to the applicable policies and procedures. All of the above-summarized transactions have been approved as required under such policies.

REPORT OF THE AUDIT COMMITTEE
This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that The Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.
The principal purpose of the Audit Committee is to assist the Board of Directors in its oversight of (i) the integrity of our accounting and financial reporting processes and the audits of our financial statements; (ii) our system of disclosure controls and internal controls over financial reporting; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditor; (v) the performance of our independent auditor; and (vi) the business practices and ethical standards of the Company. The Audit Committee is responsible for the appointment, compensation, retention and oversight of work of the Company’s independent auditor. The Audit Committee’s function is more fully described in its charter.
Our management is responsible for the preparation, presentation and integrity of our financial statements, for the appropriateness of the accounting principles and reporting policies that we use and for establishing and maintaining adequate internal control over financial reporting. Ernst & Young LLP, or Ernst & Young, our independent registered public accounting firm for the year ending December 31, 2019, was responsible for performing an independent audit of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.
The Audit Committee has reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.
The Audit Committee has also reviewed and discussed with Ernst & Young the audited financial statements in the Form 10-K. In addition, the Audit Committee discussed with Ernst & Young those matters required to be discussed under applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. Additionally, Ernst & Young provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with Ernst & Young its independence from the Company.
Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Form 10-K for filing with the SEC.

THE AUDIT COMMITTEE

Jeffrey Jones (Chair)
Mary Egan
Robert Hartnett

STOCKHOLDER PROPOSALS
Stockholder proposals for inclusion in the Company’s Proxy Statement and form of proxy pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, relating to the Company’s 2021 annual meeting of stockholders to be held in 2021 must be received by the Company at the principal executive offices of the Company no later than the close of business on November 19, 2020. Stockholders wishing to make a director nomination or bring a proposal before the annual meeting to be held in 2021 (but not include it in the Company’s proxy materials) must provide written notice of such proposal to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on January 30, 2021 and not earlier than the close of business on December 31, 2020. However, if the Company changes the date of the 2021 annual meeting of stockholders to a date more than 30 days before or 70 days after the anniversary of the 2020 Annual Meeting, then such notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Company. Any matter so submitted must comply with the other provisions of the Company’s bylaws and be submitted in writing to the Secretary at the principal executive offices.
DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS
The Company invites its Board members to attend its annual stockholder meetings and requires that they make every effort to attend the annual meetings absent an unavoidable and irreconcilable conflict. All eight directors of the Company then serving attended the Company’s 2019 Annual Meeting of Stockholders.
STOCKHOLDER COMMUNICATIONS
Any security holder of the Company wishing to communicate with the Board may write to the Board at Board of Directors, c/o Corporate Secretary, Noodles & Company, 520 Zang Street, Suite D, Broomfield, CO 80021, or by email at investorrelations@noodles.com. The Corporate Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Corporate Secretary. The Board or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable.
In addition, any person wishing to communicate with Jeffrey Jones, our Board Chairman, or with the Company’s other independent directors may do so by writing to them, c/o Corporate Secretary, Noodles & Company, 520 Zang Street, Suite D, Broomfield, CO 80021, or by email at investorrelations@noodles.com.
OTHER BUSINESS
The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any other business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment and discretion of the persons voting such proxies.
Whether or not you expect to attend the meeting, please vote so that your shares may be represented at the meeting.
WHERE YOU CAN FIND MORE INFORMATION
The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
We make available free of charge on or through our Internet website, investor.noodles.com, our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC’s Internet website, www.sec.gov, also contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC.

WE WILL PROVIDE, WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY STOCKHOLDER, A COPY OF OUR 2019 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13A-1. STOCKHOLDERS SHOULD DIRECT SUCH REQUESTS TO THE COMPANY’S SECRETARY AT NOODLES & COMPANY, 520 ZANG STREET, SUITE D, BROOMFIELD, CO 80021, OR BY EMAIL AT INVESTORRELATIONS@NOODLES.COM.

noodles & COMPANY
Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.proxypush.com/NDLS
Use the Internet to vote your proxy until 11:59 p.m. (CT) on April 29, 2020.

TELEPHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on April 29, 2020.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Please detach here

The Board of Directors Recommends a Vote "FOR" all nominees in Item 1, and "FOR" Items 2 and 3.

Company Proposals:

1. Election of Class I directors: 01 Mary Egan 02 Robert Hartnett ☐ FOR all nominees (except as marked) ☐ WITHHOLD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" ALL NOMINEES IN ITEM 1, AND "FOR" ITEMS 2 AND 3.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ____________________

Signature(s) in Box

Please sign exactly as your name(s) appears on the proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide the full name of the corporation and the title of the authorized officer signing the proxy.

NOODLES & COMPANY

ANNUAL MEETING OF STOCKHOLDERS

April 30, 2020
1:00 p.m. Local Time

noodles & COMPANY

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 30, 2020.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

The proxy, when properly signed, will be voted in the manner specified in the proxy card. However, if a properly signed proxy is returned with no choice specified, the proxy will be voted "FOR" all nominees in Item 1, and "FOR" Items 2 and 3, and in the discretion of the proxies on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

By signing the proxy, you revoke all prior proxies and appoint Dave Boennighausen and Melissa Heidman, and each of them, and each with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments and postponements thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve).

See reverse for voting instructions.